Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President

Office:  (503) 257-8766, Ext. 279

Fax:  (503) 251-5473 / E-mail: dantierney@trm.com

TRM Corporation Earnings Increase

• NET INCOME UP 42.5%

• ATM GROSS SALES GROW 51.1%

• EQUITY MORE THAN DOUBLES TO $109.5 MILLION

PORTLAND, OREGON: November 12, 2004 — TRM Corporation (NASDAQ: TRMM) today reported that net income increased 42.5% for the quarter ended September 30, 2004 to $2.2 million, as compared to $1.5 million for the same period in 2003. For the nine-month period ended September 30, 2004, net income more than doubled to $7.4 million as compared to $3.4 million for the same period in 2003, an increase of 115.9%.

Operating income increased to $3.3 million for the third quarter of 2004 as compared to $2.5 million for the same period in 2003, an increase of 30.8%. For the nine-month period ended September 30, 2004, operating income increased to $11.4 million as compared to $6.1 million for the same period in 2003, an increase of 88.2%. Operating income for the third quarter 2004 includes approximately $200,000 in expenses related to acquisition activity. Severe weather conditions throughout the southeastern United States had a negative impact upon income during the 2004 third quarter.

During the Quarter:

•                                          ATM gross sales increased by 51.1% to exceed $17.0 million, considerably surpassing photocopier gross sales of $11.9 million;

•                                          Transacting ATMs grew to 4,868, an increase of 1,516 units (45.2%) over the prior year representing both internal growth and acquisitions; and

•                                          Follow-on public offering of common stock generated proceeds in excess of $50.0 million.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $6.0 million for the quarter ended September 30, 2004 as compared to $5.0 million for the prior year period, an increase of $1.0 million (20.0%). The following reconciles EBITDA to net income in the Statement of Operations for the three-month periods ended September 30, 2004 and 2003 as included with this release:

	Three Months Ended September 30, (in 000’s)
	2004	2003
Net Income	$2,166	$1,520
Plus:
Interest expense	142	232
Provision for income taxes	1,219	851
Depreciation and amortization	2,454	2,382

EBITDA	$5,981	$4,985

Segment Data:

•                                          ATM operations produced net sales of $12.6 million during the third quarter of 2004, an increase of $3.3 million (35.6%) as compared to the same period in 2003; for the nine-month period ended September 30, 2004, ATM net sales increased by $8.2 million (32.4%) to $33.7 million, as compared to the same period in 2003. The increase in net sales for the three and nine-month periods reflect ATM unit expansion, higher ATM transaction pricing and higher currency exchange rates. The following compares results for the third quarters of 2004 and 2003:

ATM SALES DRIVERS:	•	Total ATMs increased from 3,352 to 4,868 (45.2%);
	•	Total withdrawals increased from 4.1 million to 5.7 million (40.1%);
	•	Average monthly sales per unit increased from $1,047 to $1,139 (8.8%); and
	•	Average sales per withdrawal increased from $2.54 to $2.83 (11.4%).

ATM OPERATING INCOME:	•	Q3 2004 ATM operating income increased 28.9% to $2.5 million; and
	•	YTD 2004 ATM operating income increased 101.7% to $6.5 million.

•                                          Photocopier operations produced net sales of $9.9 million during the third quarter of 2004, down  $600,000 (5.6%) as compared to the same period in 2003; for the nine-month period ended September 30, 2004, photocopier net sales remained flat at $32.4 million, as compared to the same period in 2003. The decrease in net sales for the third quarter 2004 reflects a reduction in deployed units and lower transaction volumes (partially offset by higher copy pricing and reduced cost of goods sold). The following compares results for the third quarters of 2004 and 2003:

PC SALES DRIVERS:	•	Total units decreased from 26,700 to 24,774 (7.2%);
	•	Average monthly sales per unit increased from $157 to $159 (1.3%); and
	•	Average sales per copy increased from $.063 to $.083 (31.7%).

PC OPERATING INCOME:	•	Q3 2004 photocopier operating income increased 99.8% to $1.9 million; and
	•	YTD 2004 photocopier operating income increased 126.6% to $7.7 million.

Consolidated net sales for the third quarter of 2004 were $22.5 million, a $2.7 million (13.4%) increase compared to $19.8 million for the prior year period. For the first nine months of 2004, consolidated net sales were $66.0 million, a $7.3 million (12.4%) increase compared to $58.7 million for the prior year period. These increases are partly attributable to ATM unit expansion, higher ATM and photocopier transaction pricing and higher currency exchange rates. Severe weather conditions in the southeastern United States had a negative impact upon consolidated sales during the third quarter of 2004.

Earnings per Share:

•                                          Basic earnings per common share for the three and nine months ended September 30, 2004 were $.17 and $.67, respectively, compared to $.14 and $.27 for prior year periods. Results reflect an increase of 28.5% and 12.1%, respectively, in the number of shares outstanding for year-over-year comparisons.(1)

•                                          Diluted earnings per common share for the three and nine months ended September 30, 2004 were $.16 and $.60, respectively, compared to $.13 and $.27 for the prior year periods. Results reflect an increase of 32.9% and 23.9%, respectively, in the number of shares outstanding for year-over-year comparisons.(1)

Subsequent to the recent common stock offering, the Company has eliminated approximately 40.3% of its outstanding preferred stock through conversion or redemption. Preferred stock dividends in the amounts of $355,000 and $1,100,000 for the third quarter and nine-month periods in 2004 resulted in a decrease of earnings per share available to common shareholders in the amount of $.04/$.04 and $.14/$.12 on a basic/diluted basis for the respective periods.

(1)  Based upon 9,070,000 basic and 9,937,000 fully diluted weighted average shares outstanding for the third quarter of 2004, and

7,915,000 basic and 8,935,000 fully diluted weighted average shares outstanding for the nine-month period ended September 30,

2004.  Calculated after (i) application of EITF 03-6 and (ii) payment of preferred stock dividends.

Margin Analysis:

•                                          Cost of sales improved to 42.9% of gross sales during the third quarter of 2004, as compared to 45.6% for the same period in the prior year; for the nine-month period ended September 30, 2004, cost of sales was 42.0% of gross sales as compared to 48.0% for the same period in 2003.

•                                          Gross margin declined to 34.7% of gross sales during the third quarter of 2004, as compared to 36.6% for the same period in the prior year; for the nine-month period ended September 30, 2004, gross margin was 36.8% as compared to 34.8% for the same period in 2003. A significant increase in the number of merchant-owned ATMs raised total merchant discounts paid, which resulted in a decline in the gross margin despite increased cost-of-sales efficiency.

•                                          Net profit margin increased to 7.5% of gross sales during the third quarter of 2004, as compared to 6.3% for the same period in the prior year; for the nine-month period ended September 30, 2004, net profit margin was 8.8% as compared to 4.8% for the same period in 2003.

The Company’s outstanding debt, consisting of commercial loans and capital leases, decreased from $19.3 million at September 30, 2003 to $3.4 million at September 30, 2004 (82.6%). Of this amount, commercial bank debt obligations were reduced to $0.0 at September 30, 2004 as compared to a balance of $14.3 million at the same date in 2003.

Shareholders’ equity at September 30, 2004 increased by $64.0 million to $109.5 million (140.4%) as compared to $45.6 million a year prior, due in large part to consummation of a follow-on common stock offering that closed in September 2004. During the first nine months of 2004, shareholders’ equity increased by $60.6 million (124.1%).

At September 30, 2004, the Company’s ATM network consisted of 4,868 units deployed in the United Kingdom, United States, Canada and Northern Ireland, an increase of 1,516 units (45.2%) as compared to the same date in 2003 resulting from internal growth and acquisitions—four ATM network acquisitions totaling $10.9 million were consummated during the first nine months of 2004 and funded through internally generated cash flow. The Company had 24,774 installed photocopiers at September 30, 2004, a decrease of 1,926 units (7.2%) as compared to the same date in 2003, primarily due to elimination of unprofitable locations.

Strategic Transactions / Subsequent Events:

•                                          On September 20, 2004 the Company entered into a $150.0 million definitive agreement with eFunds Corporation to acquire a substantial North American ATM network of more than 17,000 units. As a result of the pending acquisition, scheduled to close prior to year end, TRM will become the single largest international ATM deployer with over 22,000 worldwide locations.

•                                          In connection with the pending loan syndication related to the eFunds acquisition, the Company received credit agency ratings from both Moody’s (B2) and S&P (B+).

The Company adopted FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”) in the fourth quarter of 2003.  FIN 46 addresses consolidation by business enterprises of variable interest entities. Accordingly, the Company has consolidated the TRM Inventory Funding Trust (the “Trust”), which provides vault cash for its ATM network, into its financial statements since December 31, 2003. The consolidated balance sheet as of September 30, 2004 includes long-term assets of $36.5 million, long-term liabilities of $35.0 million, and minority interest of $1.5 million relating to the Trust. The consolidation has no effect on the Company’s results of operations.

Forward Looking Statements:

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth. Additional information on these factors, which could affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

Definitions:

EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between TRM and other companies. In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance. Management believes that EBITDA information is useful to investors for these reasons. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

- Attachments 1, 2 and 3 follow -

Attachment 1

TRM Corporation

Consolidated Results of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	9/30/03	9/30/04	9/30/03	9/30/04

Sales	$24,097	$28,981	$70,877	$83,750
Sales discounts	4,271	6,495	12,148	17,722

Net sales	19,826	22,486	58,729	66,028
Cost of sales	10,996	12,423	34,032	35,205

Gross profit	8,830	10,063	24,697	30,823
Selling, general and administrative expense	6,061	6,738	18,124	19,320
Asset retirements	280	69	496	69

Operating income	2,489	3,256	6,077	11,434

Other expense:
Interest	232	142	800	639
Other, net	(114)	(271)	(68)	(62)
Income before provision for income taxes	2,371	3,385	5,345	10,857
Provision for income taxes	851	1,219	1,924	3,470

Net income	$1,520	$2,166	$3,421	$7,387

BASIC AND DILUTED PER SHARE INFORMATION:

Net income	$1,520	$2,166	$3,421	$7,387
Preferred stock dividends	(375)	(355)	(1,125)	(1,100)
Excess of cash paid over carrying value of preferred stock redeemed	0	(46)	0	(46)
Income allocated to participating preferred shareholders	(182)	(216)	(365)	(902)
Income available to common shareholders	$963	$1,549	$1,931	$5,339

Weighted average common shares outstanding	7,060	9,070	7,060	7,915

Basic net income per share - common	$0.14	$0.17	$0.27	$0.67

Weighted average common shares assuming dilution	7,479	9,937	7,213	8,935

Diluted net income per share - common	$0.13	$0.16	$0.27	$0.60

Attachment 2

TRM Corporation

Consolidated Balance Sheet

(in thousands)

(Unaudited)

	December 31, 2003	September 30, 2004
Assets

Current assets:
Cash and cash equivalents	$5,724	$44,293
Accounts receivable, net	6,134	5,242
Inventories	1,567	2,961
Prepaid expenses and other	1,405	2,681
Deferred tax asset	423	438

Total current assets	15,253	55,615

Equipment, less accumulated depreciation	63,991	63,364
Restricted cash - TRM Inventory Funding Trust	28,939	36,451
Deferred tax asset	2,767	230
Intangible assets	72	14,808
Other assets	1,253	728
Total assets	$112,275	$171,196

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,367	$5,204
Income taxes payable, net	0	784
Accrued expenses	6,429	4,813
Accrued expenses - TRM Inventory Funding Trust	57	66
Current portion of long-term debt	3,024	24
Current portion of obligations under capital leases	2,113	2,003

Total current liabilities	12,990	12,894

Notes payable - TRM Inventory Funding Trust	27,455	34,976
Long-term debt	7,040	22
Obligations under capital leases	2,784	1,311
Deferred tax liability	7,049	7,293
Other long-term liabilities	79	252
Preferred dividends payable	4,502	3,436
Total liabilities	61,899	60,184

Minority interest - TRM Inventory Funding Trust	1,500	1,500

Shareholders’ equity:
Preferred stock	19,798	11,810
Common stock	19,026	81,381
Additional paid-in capital	63	63
Accumulated other comprehensive income	2,088	2,116
Retained earnings	7,901	14,142
Total shareholders’ equity	48,876	109,512

	$112,275	$171,196

Attachment 3

TRM Corporation

Supplemental Data

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	09-30-03	09-30-04	09-30-03	09-30-04
Net Sales:
Photocopy	$10,514	$9,920	$32,315	$32,354
ATM	9,265	12,566	25,414	33,660
Software Development	47	0	1,000	14
	$19,826	$22,486	$58,729	$66,028

Operating income (loss) excluding costs of raising capital and pursuing acquisitons:
Photocopy	$957	$1,912	$3,411	$7,731
ATM	1,902	2,451	3,233	6,522
Software Development	(370)	(115)	(567)	(339)
	$2,489	$4,248	$6,077	$13,914